CONVERTIBLE LOAN AGREEMENT

Between

Qnective Inc., (3702 South Virginia St., Suite G12-401, Reno, NV, 89502, United States of America ("Qnective")
and
Mrs. Thea Kunz, CH-4414 Arlesheim, (“Kunz”)

1. General

a)	Qnective is a company which is active in the field of telecommunications in Switzerland. For the further enrolment of its services it requires sufficient working capital;

b)	Therefore, Qnective wishes to borrow from Kunz, and Kunz wishes to lend to Qnective, a total amount of USD 2’000’000.00 in the form of a convertible subordinated loan.

2. Delivery of the Funds

Kunz will immediately provide for a transfer to the bank account of Qnective at ___________; the amount of USD 2’000’000.00. Qnective will acknowledge receipt of that amount and acknowledge owing USD 2’000’000.00 to Kunz, with reference to the present Agreement.

3. Interest

A fixed interest of 15% per annum shall be due on the principal. The interest is due from the date of the execution of this agreement and is payable quarterly, beginning at December 1th , 2008.

4. Term; Prepayment of Loan

a)	All unpaid principal shall be due and payable on the third anniversary of this Agreement (such date is referred to as "Due Date").

b)
Qnective may prepay the principal on the first anniversary of this agreement by giving 30 days notice in writing. In such case, Qnective has to pay an interest of 7.5 per annum of the remaining term of this agreement.

5. Conversion Option

a)
Qnective grants Kunz the option to convert the sums payable as interest as well as the repayment of the principal into Common Stock of Qnective under the conditions outlined in this section 5; by giving 30 days written notice on an interest payment term or the due date. The day on which notice has to be given is referred to herein as the “Effective Date”;

b)	Condition for the execution of the conversion option is a stock exchange rate of $2.00 or higher at Effective Date;
c)	In case of execution the amount of shares to received is calculated according to the stock exchange rate at Effective Date;
d)	In case of conversion of a quarterly interest payment, an increase of 100% on the amount of shares calculated according to lit. c shall be granted;
e)	The transfer of the shares into a shares deposit of Kunz shall be effectuated not later than 30 days after Effective Date;
f)
Referring to the Statutes of Qnective which provide for a conditional capital stock increase, Qnective declares to be able to issue the necessary number of shares required in case of conversion of the hereunder defined loan;

g)
In case of conversion, Kunz will serve a formal declaration of compensation to Credit Suisse, Basel, (Art. 653 e lit. b of Swiss Code of Obligations) no later than 30 days after the day on which the respective interest payment or the repayment of the principal was due.

6. Confidentiality

Kunz declares to keep confidential all internal information of Qnective coming to her knowledge in respect with the execution of this agreement even in the case such information is not expressly declared as secret or confidential.

7. Amendments, modifications

This Agreement may only be modified or amended by an instrument in writing.

8. Severability; Enforcement

If any provision of this Agreement, shall be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect. The invalid, unenforceable or void provisions have to be replaced by other provisions which come as close as possible to the original intention of the parties but are valid and enforceable; or the existing provisions have to be interpreted in such manner.

9. Governing Law

This Agreement shall be governed by and construed in accordance with Swiss law . The parties irrevocably submit to the exclusive jurisdiction of the Zurich courts in respect of any matter or dispute arising under or in connection herewith.

10. Counterparts

This agreement is executed in two counterparts for each party.

Arlesheim, _____________________ (Date)

Thea Kunz	Qnective Inc.

_______________________	________________________